Bank of America 100 North Tryon Street Charlotte, NC 28255 Tel 704.386.5000

Amendment No. 1 (Dated February 13, 2002) to Pricing Supplement No. 0284 dated February 1, 2002 (To Prospectus dated August 5, 1999 and Prospectus Supplement dated June 5, 2001)	Filed Pursuant to Rule 424(b)(2) File Number 333-83503

Senior Medium-Term Notes, Series I

Principal Amount:	$30,000,000.00
Issue Price: Commission or Discount: Proceeds to Corporation:	100.000% 0.000% 100.000%	$30,00,000.00 0.00 $30,000,000.00

Agent:	Banc of America Securities LLC, as Agent
Original Issue Date:	February 22, 2002
Stated Maturity Date:	February 22, 2005
Cusip#:	06050MBT3
Form:	Book Entry Only
Interest Rate:	4.32%
Interest Payment Dates:	The 22nd of February & August, commencing August 22, 2002
May the Notes be redeemed by the corporation prior to maturity?	No
May the Notes be repaid prior to maturity at the option of the Holder?	No
Discount Note?	No